FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller Jr., Chairman and CEO

PHONE: 215-256-8851 ext. 1201

EARNINGS UP

AT HARLEYSVILLE NATIONAL CORPORATION

5% Stock Dividend Declared

HARLEYSVILLE, PA (October 12, 2000)- Harleysville National Corporation (HNC) (NASDAQ:HNBC), announced record third quarter 2000 earnings of $6,740,000, a 7.2% increase over third quarter 1999 earnings of $6,290,000. Net income for the first nine months of 2000 was $19,092,000, a 6.4% increase over the $17,938,000 for the comparable period in 1999. The company's consolidated total assets were $1,899,996,000 at September 30, 2000, 8.7% above the September 30, 1999, level of $1,747,505,000.

Additionally, HNC declared a 5% stock dividend payable November 9, 2000 to shareholders of record October 26, 2000.

For the quarter ending September 30, 2000, basic and diluted earnings per share at $.76 were up 7.0% from $.71 in the third quarter of 1999. For the first nine months of 2000, basic and diluted earnings per share of $2.16 were up 6.4% from the $2.03 in the comparable period last year.

Return on equity, a key profitability ratio, was 17.20% compared to the third quarter of 1999 ratio of 17.07%. The year-to-date September 30, 2000, return on equity ratio was 16.84% compared to 16.07% in 1999.

"Our strong performance is the result of increased market share, consistent quality in our loan portfolio and the good performance of our Investment Management and Trust Services division," said Walter E. Daller Jr., Chairman and CEO of HNC, "We anticipate increased fee income, especially with the addition of our newly launched mutual fund and annuity products that offer alternative investment services to our customers," he added.

Total loans at September 30, 2000, of $1,191,159,000 were 9.5% higher than the September 30, 1999, balance of $1,087,465,000. Non-performing assets, including nonaccrual loans, restructured loans and other real estate owned was 0.3% of total assets at both September 30, 2000, and September 30, 1999. Loans 90 days past due was 0.1% of total loans at September 30, 2000, and 0.2% of total loans at September 30, 1999. Net charge-offs were $497,000 in the third quarter, compared to $438,000 a year ago. Net charge-offs for the first nine months of 2000 and 1999 were $1,192,000 and $781,000, respectively.

Providing real life financial solutions, Harleysville National Corporation (HNC) operates 40 banking offices in 10 counties throughout Eastern Pennsylvania through its three subsidiary banks-Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. HNC has assets in excess of $1.8 billion and is one of the top 100 banks in the US (of more than 7,000) based on its 1999 Return on Equity of 17.10%

Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

HARLEYSVILLE NATIONAL CORPORATION

	Nine months ended
(Dollars in thousands,	September 30
except per share data)	2000	1999
INCOME:
Net interest income	$49,590	$47,417
Net interest income after
provision for loan losses	47,954	45,948
Other operating income	8,759	7,598
Other operating expenses	33,580	30,105
Net income	19,092	17,938

Weighted average number
of common shares:
Basic	8,834,049	8,832,976
Diluted	8,843,504	8,844,820

PER SHARE:
Net income:
Basic	2.16	2.03
Diluted	2.16	2.03

Cash dividends paid	0.85	0.75

Book value	18.33	16.65

PERIOD-END BALANCES:
Total assets	$1,899,996	$1,747,505
Loans	1,191,159	1,087,465
Allowance for loan losses	15,332	14,934
Deposits	1,485,302	1,305,089
Shareholders' equity	161,598	147,117

SELECTED RATIOS:
Return on average assets	1.40%	1.49%
Return on average shareholders' equity	16.84%	16.07%
Common Shareholers' equity to total assets	8.51%	8.42%

HARLEYSVILLE NATIONAL CORPORATION

	Three months ended
(Dollars in thousands,	September 30
except per share data)	2000	1999
INCOME:
Net interest income	$16,531	$16,358
Net interest income after
provision for loan losses	15,950	15,869
Other operating income	3,248	2,493
Other operating expenses	11,004	10,290
Net income	6,740	6,290

Weighted average number
of common shares:
Basic	8,830,441	8,835,140
Diluted	8,839,896	8,846,984

PER SHARE:
Net income:
Basic	0.76	0.71
Diluted	0.76	0.71

Cash dividends paid	0.29	0.26

SELECTED RATIOS:
Return on average assets	1.44%	1.50%
Return on average shareholders' equity	17.20%	17.07%